Filed Pursuant to Rule 424(b)(3) Registration No. 333-102186

SUPERCONDUCTOR TECHNOLOGIES INC.
Prospectus Supplement No. 1 dated May 26, 2003
(to the Prospectus dated January 17, 2003)

Up to 36,165,520 Shares of Common Stock

This Prospectus Supplement supplements information contained in our Prospectus dated January 17, 2003 (the “Prospectus”) relating to the potential sale from time to time of up to 36,165,520 shares of our common stock. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used in this Prospectus Supplement, but not defined herein, have the meanings assigned to such terms in the Prospectus.

The following table modifies and supplements the information set forth in the Prospectus under the caption “Selling Stockholders” with respect to the selling stockholders and the respective number of shares of common stock beneficially owned by such selling stockholder that may be offered pursuant to the Prospectus:

	Total Number of Shares of	Number of Shares of	Percentage of Shares of
	Common Stock Beneficially	Common Stock Offered	Common Stock After
Selling Stockholder	Owned (1)	Hereby (2)	Offering

390 Partners, L.P.	1,404	1,026	*
522 Fifth Avenue Fund, L.P.	20,506	20,506	*
A. Barr Dolan	1,026	1,026	*
Accolade Partners LP	102,528	102,528	*
Alafi Capital Company, LLC	84,114	82,023	*
Alfred P. Sloan Foundation	102,528	102,528	*
Alloy Partners 2002, L.P.	212,067	212,067	*
Alloy Ventures 2002, L.P.	7,854,354	7,854,354	*
American Lebanese Syrian Associated Charities, Inc.	82,023	82,023	*
California Emerging Ventures III, LLC	205,056	205,056	*
California Public Employees’ Retirement System	246,256	205,056	*
CG Bell Trust u/a/d 7/14/00	2,052	2,052	*
Christopher G. Erickson	1,026	1,026	*
Commonwealth of Pennsylvania State Employees’ Retirement System	512,638	512,638	*
CW Venture Fund III, LLC	20,506	20,506	*
CYMI, Ltd.	143,539	143,539	*
David E. Olsen and Camilla Mare Olsen, Trustees, The Olson Living Trust dated 10/20/93	1,026	1,026	*
David W. Brady	5,127	5,127	*
Emil & Patricia Wang Trust	1,026	1,026	*
Emory University	307,583	307,583	*
GFAN Venture Partnership	41,012	41,012	*
Harold E. Selick	2,052	2,052	*
Hershey Trust Company, Trustee for Milton Hershey School Trust	143,539	143,539	*
Hollis, LLC	1,026	1,026	*
Howard Heinz Endowment	82,023	82,023	*
INVESCO Venture Partnership Fund III, L.P.	164,045	164,045	*
J.P. Morgan Pooled Venture Capital Institutional Investors II, LLC	377,120	377,120	*
J.P. Morgan Pooled Venture Capital Private Investors II, LLC	115,014	115,014	*
Jacques Clay	1,026	1,026	*
James and Margaret Kean, Tenants in Common	2,052	2,052	*
James F. Ready	1,026	1,026	*
Jones Living Trust	1,026	1,026	*
Knightsbridge Integrated Holdings V, L.P.	369,100	369,100	*
L. James Strand and Laura Strand, Trustees u/a/d/ 5/30/91	22,557	22,557	*
Lauer & Co. Agent for: J.H. Pew Freedom Trust	34,450	34,450	*
Lauer & Co. Agent for: J.N. Pew, Jr. Trust	17,226	17,226	*
Lauer & Co. Agent for: Mabel Pew Myrin Trust	22,147	22,147	*
Lauer & Co. Agent for: Pew Memorial Trust	162,404	162,404	*
Lauer & Co. Agent for: The Medical Trust	9,844	9,844	*
Laurence B. Boucher	2,052	2,052	*
Lennart Olsson	1,026	1,026	*
Limit & Co	307,583	307,583	*
Lip-Bu Tan & Ysa Loo TTEES, FBO Lip-Bu Tan & Ysa Loo Trust dtd 2/3/92	11,280	11,280	*
Lyle James Strand	2,052	2,052	*
Mann Investment Company, L.P.	20,506	20,506	*
Mathile Family Foundation	61,517	61,517	*
Mayo Foundation	61,517	61,517	*
Mayo Foundation Master Retirement Trust	102,528	102,528	*
Memorial Sloan-Kettering Cancer Center	143,539	143,539	*
Merrin 1995 Trust UA 2/24/1995, Semour Merrin, Trustee	1,026	1,026	*
Milagro De Ladera, LP	20,506	20,506	*
Multitimes Limited	82,023	82,023	*
Oregon Health & Science University Foundation	61,517	61,517	*
Philip M. Sawyer	8,205	8,205	*
PNC Bank, Delaware as Custodian for Mallard Ltd.	61,517	61,517	*
QS PEP 2002, Inc.	102,528	102,528	*
Richard Douglas Rivers, Jr.	1,026	1,026	*
Rivers Family Trust	15,380	15,380	*
Robert J. DeSantis	20,506	20,506	*
Roderick A. Young	514	514	*
Roger Fabian Wedgwood Pease	616	616	*
Rose Nominees Limited a/c 29977	143,539	143,539	*
Schneider Capital Partners LLC	2,052	2,052	*
Scudder Venture Partnership, L.P.	82,023	82,023	*
Stacey Anne Lawson	2,052	2,052	*
State Street Bank and Trust Company as Trustee for Northrop Grumman Corporation Master Trust	102,528	102,528	*
Steven J. Wong	1,026	1,026	*
Stichting Pensioenfonds ABP	256,319	256,319	*
Stichting Pensioenfonds voor de Gezondheid, Geestalijke en Maatschappelijke Belangen	256,319	256,319	*
The Church Pension Fund	102,528	102,528	*
The Henry J. Kaiser Family Foundation	82,023	82,023	*
The Pickard Family Trust	18,985	11,485	*
The Pidwell Family Living Trust, dated 6/25/87	20,508	20,508	*
The Sanders Revocable Trust dated 12/12/97	26,849	6,153	*
The University of Chicago	307,583	307,583	*
The University of Pittsburgh of the Commonwealth System of Higher Education	102,528	102,528	*
Trustees of the Lawrenceville School	41,012	41,012	*
Tucker Anthony Private Equity Fund IV, L.P.	205,056	205,056	*
VCM Treuhand Beteiligungsverwaltung GmbH	112,601	102,528	*
Vira I. Heinz Endowment	41,012	41,012	*
William B. Wiener, Jr.	10,254	10,254	*
William G. Myers Roth IRA	20,506	20,506	*

*	Less than 1%

(1)	For the purposes herein, the shares “beneficially owned” by each of the selling stockholders reflects the maximum number of shares of common stock which may be beneficially owned by each of the selling stockholders (other than Alloy Ventures 2002, L.P. and Alloy Partners 2002, L.P. (collectively, the “Alloy Entities”)) after proposed distributions of such shares by the Alloy Entities to their limited partners (the “Proposed Distribution”). Each distribution to such limited partners will result in the Alloy Entities’ aggregate beneficial ownership decreasing by an amount equal to such distribution. The beneficial ownership of the Alloy Entities includes warrants to purchase up to 1,748,684 shares of common stock that are exercisable within 60 days of May 23, 2003.

(2)	For the purposes herein, the number of shares of common stock offered by each of the selling stockholders (other than the Alloy Entities) reflects the maximum number of shares of common stock which may be offered by each selling stockholder after the Proposed Distribution. For the Alloy Entities, the number reflects the maximum number of shares of common stock which may be offered prior to the Proposed Distribution.

Furthermore, the selling stockholders identified in the table set forth under the caption “Selling Stockholders” in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their shares of our common stock since the date on which they provided us with information regarding their common stock ownership. We have not made any independent inquiries as to the foregoing.

This Prospectus Supplement is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission on December 24, 2002 (File No. 333-102186), as amended (the “Registration Statement”). The Registration Statement covers our offering of up to 36,165,520 shares of our common stock. This Prospectus Supplement provides specific information about the offering of common stock under the Registration Statement, and updates information provided in the Prospectus. You should read both this Prospectus Supplement and the Prospectus carefully.

AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Unless otherwise noted, all information provided in this Prospectus Supplement is as of
May 15, 2003.